UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2012

PREMIER BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54563	27-2635666
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10805 Fallen Leaf Lane Port Richey, FL 34668
(Address of principal executive offices) (zip code)

(814) 786-8849
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 17, 2012, two members were added to our Board of Directors, namely John S. Borza and Richard T. Najarian, to serve until our next annual meeting of shareholders or until their successor is elected.

John S. Borza, PE, AVS, age 58, was appointed to our Board of Directors on August 17, 2012.  Mr. Borza is currently the President and Chief Executive Officer of Value Innovation, LLC, a consulting firm focused on value engineering and creative problem solving, where he has served since August 2009.  Prior to Value Innovation, Mr. Borza was a Specialist with TRW Automotive from September 2007 to September 2009, and a Director at TRW Automotive from December 2001 to September 2007.  Earlier in his career, Mr. Borza worked in R&D for 12 years on a variety of products and technologies in various capacities ranging from Engineer to Chief Engineer, before moving into launch and production support roles.

Mr. Borza is an Altshuller Institute certified TRIZ Practitioner, and a SAVE International certified Associate Value Specialist.  He is active in the local chapter of SAVE International and currently serves as the chapter Immediate Past-President.

Mr. Borza holds a BS degree in Electrical Engineering and an MBA from the University of Michigan.

Richard T. Najarian, age 44, was appointed to our Board of Directors on August 17, 2012.  Mr. Najarian is currently the President of Precision Global Systems, where he has served since January 2001, and was the Vice President from 1996 from 2001.  Precision Global Systems is a manufacturing services provider to the automotive industry.  Mr. Najarian’s skills include collaborative team building, understanding and managing of regulatory controls, implementation of new technologies, creating effective key measurable tools, and the ability to manage a cohesive business environment that thrives on challenges and new process development.  Mr. Najarian holds a BA from the University of Michigan, and an MBA from Wayne State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Biomedical, Inc.

/s/ William A. Hartman
Dated: August 20, 2012	By:	William A. Hartman
	Its:	Chief Executive Officer